Exhibit 10.72

BUNGE AGREEMENT - EQUITY MATTERS

THIS AGREEMENT is executed this 26th day of August, 2009 by Southwest Iowa Renewable Energy, LLC, an Iowa limited liability company (“SIRE”), for the benefit of Bunge N.A. Holdings, Inc., a Delaware corporation (“Bunge N.A.”), for and in consideration of Bunge N.A.’s agreement to extend credit to SIRE pursuant to that certain Term Loan Note in the principal amount of Twenty-Seven Million One Hundred Six Thousand Seventy Eight Dollars and Fifty-Five Cents ($27,106,078.55) of even date herewith (the “Term Loan Note”).

NOW, THEREFORE, SIRE hereby agrees as follows:

1.            Proceeds from Equity Offerings.  During such time as Bunge N.A., or any affiliate of Bunge N.A., owns Series U Units of SIRE, or holds any right to acquire Series U Units pursuant to the terms of the Term Loan Note, SIRE shall not sell or otherwise issue any membership interests or other equity interests in SIRE without (a) giving Bunge N.A. (or its affiliate, as applicable) at least thirty (30) days prior written notice thereof (“Offer Notice”), and (b) obtaining the consent and approval of SIRE’s Directors and Members (in each case to the extent required by SIRE’s Amended and Restated Operating Agreement dated July 17, 2009, as such may be amended, supplemented or restated hereafter) to, and SIRE committing in writing in favor of Bunge N.A. (or its affiliate, as applicable) to, apply seventy-six percent (76%) of the proceeds received by SIRE from each such sale or issuance of such membership interests or other equity interests to repurchase Series U Units from Bunge N.A. (or any applicable affiliate) at a price no less than $3,000 per Series U Unit.  SIRE acknowledges that its obligations to repurchase Series U Units pursuant to this section apply to all Series U Units held by Bunge N.A., or an affiliate of Bunge N.A., as of the date of the Offer Notice and any Series U Units which may be acquired by Bunge N.A. or its affiliates after the date of the Offer Notice upon exercise of the rights granted under the Term Loan Note.

2.           Preemptive Right to Purchase Units.  Bunge N.A. shall have the right to purchase its Pro Rata Share of any Units (other than any Series C Units issued to ICM, Inc. pursuant to that certain Series C Unit Issuance Agreement, as amended by a First Amendment dated March 7, 2007 and a Second Amendment dated August 1, 2009, and as may be further amended, restated or supplemented from time to time) that SIRE may from time to time issue after the date of this Agreement.  Bunge N.A.’s “Pro Rata Share” for purposes of this right is the ratio of (a) the number of Series B Units, Series U Units and any other Units of SIRE then owned by Bunge N.A. or any of its affiliates, and (b) the total number of Units of SIRE then outstanding.  If SIRE proposes to issue any Units, it shall give Bunge N.A. written notice of its intention to issue such Units (a “Unit Notice”), describing the purchase price and the general terms upon which SIRE proposes to issue such Units.  Bunge N.A. shall have ten (10) business days from the date of actual receipt of any such Unit Notice to agree in writing to purchase up to its Pro Rata Share of Units upon the terms contained in the Notice.  Bunge N.A. shall exercise such right by giving written notice to SIRE and stating therein the quantity of Units to be purchased (not to exceed Bunge N.A.’s Pro Rata Share).  If Bunge N.A. fails to so agree in writing within such ten (10) day period to purchase Bunge N.A.’s full Pro Rata Share of any Units, then Bunge N.A. shall forfeit the right hereunder to purchase that part of its Pro Rata Share of such new Units that Bunge N.A. did not so agree to purchase.  The foregoing shall not preclude Bunge N.A. from purchasing more than its Pro Rata Share of Units to the extent offered by SIRE.

3.           Assignment.  Bunge N.A., or any successor holder hereof, may assign this Agreement to any affiliate who owns Series U Units of SIRE, or holds any right to acquire Series U Units pursuant to the terms of the Term Loan Note.

4.           Governing Law.  This Agreement shall be governed by and construed in accordance with the substantive laws of the State of Missouri (without reference to conflict of law principles).

SOUTHWEST IOWA RENEWABLE
ENERGY, LLC

By:  /s/ Karol King
Name:  Karol King
Title:  Chairman